Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Avant! Corporation



We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 (No. 333-18445) dated January 27, 1997 of Avant! Corporation of our report dated December 16, 1996, relating to the supplemental consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1994 and 1995 and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related supplemental financial statement schedule, which report appears in the Form 8-K dated December 20, 1996 of Avant! Corporation. We also consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 (No. 333-18445) dated January 27, 1997 of Avant! Corporation of our report dated December 16, 1996, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1994, and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related financial statement schedule, which report appears in the Form 8-K dated December 20, 1996 of Avant! Corporation.



                                       KPMG Peat Marwick LLP


San Jose, California
January 27, 1997